Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2015 Results

Strong Operational, Safety and Financial Performance
Debt Refinancing Further Improves Capital Management Flexibility
#1 in Total Customer Satisfaction for Fifth Consecutive Year
Highgrading Continues With Delivery of Ultra-Deepwater Drillship ENSCO DS-9
and Premium Jackup ENSCO 110
London, England, 29 April 2015 … Ensco plc (NYSE: ESV) today announced earnings per share increased to $1.38 in first quarter 2015 from $1.25 a year ago. Results from discontinued operations were zero cents per share compared to a loss of $0.01 per share in first quarter 2014. Earnings per share from continuing operations increased to $1.38 in first quarter 2015 from $1.26 a year ago. Adjusted for $27 million, or $0.11 per share, of other expense to retire debt ahead of maturity, earnings per share from continuing operations increased 18% to $1.49 from $1.26 in first quarter 2014.
Chief Executive Officer and President Carl Trowell said, “Notwithstanding challenging market conditions, first quarter results were highlighted by strong operational, safety and financial performance. Operational utilization for our jackup fleet, in particular, was very high at 99.6%. Our total recordable incident rate, a key safety metric, reached a new record of 0.34 for the first quarter. And earnings per share were up significantly year to year.”
Mr. Trowell added, “We recently refinanced upcoming debt maturities through a $1.1 billion debt offering composed of 10- and 30-year notes and now have no significant debt maturities until second quarter 2019. Our improved debt maturity schedule, $1.6 billion of cash and short-term investments, $2.25 billion revolving credit facility and $8.4 billion revenue backlog give us significant liquidity and capital management flexibility. We benefit from having the top credit ratings among major offshore drillers and are well positioned to navigate through the current downcycle and capitalize on a future upturn in the market.”
During first quarter 2015, Ensco earned the #1 rating in total customer satisfaction for the fifth year in a row in the independent EnergyPoint Research survey. Ensco’s investments in new rig technology benefit customers. The Company recently delivered ENSCO DS-9, an ultra-deepwater drillship contracted for a three-year term in the U.S. Gulf of Mexico, and ENSCO 110, a premium jackup.

First Quarter Results

Continuing Operations
Revenues grew 9% to $1.164 billion in first quarter 2015, up from $1.067 billion a year ago. The increase was driven by more operating days for three semisubmersibles - ENSCO 5004, ENSCO 5005 and ENSCO 5006 - that underwent shipyard upgrades during first quarter 2014. Three new ENSCO 120 Series jackups also contributed to the increase. The average day rate for the fleet rose slightly to $244,000 in first quarter 2015 from $243,000 a year ago. Reported utilization, which includes the impact of uncontracted rigs and planned downtime, increased to 86% from 82% in first quarter 2014 due to three semisubmersibles returning to the operating fleet.
Contract drilling expense was $518 million in first quarter 2015, down from $520 million last year, as lower compensation and repair and maintenance expense more than offset $45 million of additional expense related to growth in the operating fleet.

Depreciation expense increased to $137 million from $131 million in first quarter 2014, as several rigs were added to the active fleet. General and administrative expense declined to $30 million in first quarter 2015 from $38 million last year, mostly due to lower discretionary compensation costs and disciplined expense management.
Other expense increased to $73 million from $29 million a year ago, mostly due to debt refinancing noted above that resulted in a $27 million loss to settle a cash tender offer for $855 million of retired 3.25% senior notes. Interest expense increased $17 million to $52 million, net of $20 million of interest that was capitalized, from $35 million in first quarter 2014, net of $21 million of interest that was capitalized. This year-to-year increase was due to more debt outstanding, primarily from the previously reported $1.25 billion debt raise during third quarter 2014.
The effective tax rate was 19.1% compared to 14.2% in first quarter 2014. The year-to-year comparison was influenced by tax legislation enacted by the U.K. government that became effective in second quarter 2014 and the mix of earnings from various tax jurisdictions.
Discontinued Operations
Discontinued operations include five floaters and two jackups held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations was $0.2 million for first quarter 2015 compared to a net loss of $2.0 million a year ago. A $13 million discrete tax benefit in first quarter 2015 and a $19 million gain on the sale of ENSCO 69 and the Wisconsin in first quarter 2014 influenced this comparison. Excluding these items, the net loss from discontinued operations improved to $13 million in first quarter 2015 from $21 million a year ago.

Segment Highlights for Continuing Operations

Floaters
Floater revenues grew 7% to $695 million in first quarter 2015 from $652 million a year ago, primarily due to ENSCO 5004, ENSCO 5005 and ENSCO 5006 returning to the operating fleet. Reported utilization increased to 86% from 75% a year ago, mostly due to more operating days for three semisubmersibles noted above. Adjusted for uncontracted rigs and planned downtime, operational utilization was 93.2% compared to 95.4% a year ago.

Floater contract drilling expense declined 4% to $294 million from $307 million in first quarter 2014. Lower compensation and repair and maintenance expense more than offset a $24 million increase in contract drilling expense related to the reactivation of three rigs.

Jackups
Jackup revenues grew 7% to $428 million from $399 million a year ago. The increase was mostly due to adding three new ENSCO 120 Series jackups, partially offset by the classification of three rigs to the Other segment that were previously sold and are now managed by Ensco on behalf of the buyer. Reported utilization was 87%, up from 86% a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization further improved to 99.6% from 99.5% a year ago.

Contract drilling expense decreased 5% to $192 million in first quarter 2015. The decline was due in part to lower compensation and repair and maintenance expense as well as the classification of three jackup rigs to the Other segment as noted above. These items were partially offset by a $21 million increase in contract drilling expense from three new ENSCO 120 Series jackups.

Other
Other is composed of managed drilling rigs. As noted above, three jackups classified to the Other segment increased both revenues and contract drilling expense year to year. Revenues increased to $41 million from $17 million in first quarter 2014. Contract drilling expense increased to $33 million from $11 million a year ago.

	First Quarter

(in millions of $,	Floater			Jackup			Other			Reconciling Items		Consolidated Total
except %)	2015	2014	Chg	2015	2014	Chg	2015	2014	Chg	2015	2014	2015	2014	Chg

Revenues	695.0	651.6	7%	428.3	398.5	7%	40.6	16.6	145%	—	—	1,163.9	1,066.7	9%
Operating expenses
Contract drilling	293.5	306.6	(4)%	191.5	202.3	(5)%	33.3	11.3	195%	—	—	518.3	520.2	0%
Depreciation	93.0	90.7	3%	41.5	38.5	8%	—	—	—%	2.6	1.9	137.1	131.1	5%
General and admin.	—	—	—%	—	—	—%	—	—	—%	30.1	38.1	30.1	38.1	(21)%
Operating income (loss)	308.5	254.3	21%	195.3	157.7	24%	7.3	5.3	38%	(32.7)	(40.0)	478.4	377.3	27%

Financial Position — 31 March 2015

•	$8.4 billion of contracted revenue backlog excluding bonus opportunities

•	No significant debt maturities until second quarter 2019

•	$1.6 billion of cash and short-term investments

•	Net debt-to-capital ratio of 31% (net of $1.6 billion of cash and short-term investments)

•	$2.25 billion fully available revolving credit facility

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 30 April 2015, to discuss first quarter 2015 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by phone through 30 May 2015 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10062268). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 27 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the fifth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats;

and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, which is available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2015	2014

OPERATING REVENUES	$1,163.9	$1,066.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	518.3	520.2
Depreciation	137.1	131.1
General and administrative	30.1	38.1
	685.5	689.4

OPERATING INCOME	478.4	377.3

OTHER INCOME (EXPENSE)
Interest income	2.4	3.6
Interest expense, net	(52.4)	(34.6)
Other, net	(22.6)	1.9
	(72.6)	(29.1)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	405.8	348.2

PROVISION FOR INCOME TAXES	77.7	49.5

INCOME FROM CONTINUING OPERATIONS	328.1	298.7

LOSS FROM DISCONTINUED OPERATIONS, NET	(.2)	(2.0)

NET INCOME	327.9	296.7

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(3.2)	(4.2)

NET INCOME ATTRIBUTABLE TO ENSCO	$324.7	$292.5

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	$1.38	$1.26
Discontinued operations	—	(0.01)
	$1.38	$1.25

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$321.0	$289.5

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.9	231.3
Diluted	231.9	231.4

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$887.8	$664.8
Short-term investments	745.3	757.3
Accounts receivable, net	795.4	883.3
Other	625.3	629.4
Total current assets	3,053.8	2,934.8

PROPERTY AND EQUIPMENT, NET	12,725.3	12,534.8

GOODWILL	276.1	276.1

OTHER ASSETS, NET	291.0	314.2

	$16,346.2	$16,059.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$922.1	$1,069.8
Current maturities of long-term debt	211.5	34.8
Total current liabilities	1,133.6	1,104.6

LONG-TERM DEBT	5,919.3	5,885.6

DEFERRED INCOME TAXES	182.1	179.5

OTHER LIABILITIES	596.1	667.3

TOTAL EQUITY	8,515.1	8,222.9

	$16,346.2	$16,059.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,

	2015	2014

OPERATING ACTIVITIES
Net income	$327.9	$296.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Discontinued operations, net	.2	2.0
Depreciation expense	137.1	131.1
Loss on extinguishment of debt	26.6	—
Deferred income tax expense (benefit)	15.0	(5.7)
Share-based compensation expense	9.5	11.9
Amortization of intangibles and other, net	(4.0)	(2.8)
Other	(6.8)	(.1)
Changes in operating assets and liabilities	(37.8)	(.2)
Net cash provided by operating activities of continuing operations	467.7	432.9

INVESTING ACTIVITIES
Additions to property and equipment	(397.1)	(272.6)
Maturities of short-term investments	12.0	—
Other	.4	.8
Net cash used in investing activities of continuing operations	(384.7)	(271.8)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,078.7	—
Reduction of long-term borrowings	(861.7)	(7.1)
Cash dividends paid	(35.2)	(175.7)
Premium paid on redemption of debt	(23.4)	—
Debt financing costs	(8.9)	—
Other	(1.3)	(6.2)
Net cash provided by (used in) financing activities	148.2	(189.0)

DISCONTINUED OPERATIONS
Operating activities	(8.7)	(16.3)
Investing activities	.4	1.0
Net cash used in discontinued operations	(8.3)	(15.3)

Effect of exchange rate changes on cash and cash equivalents	.1	.1

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	223.0	(43.1)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	664.8	165.6

CASH AND CASH EQUIVALENTS, END OF PERIOD	$887.8	$122.5

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2015	2014	2014

Rig Utilization(1)

Floaters	86%	75%	81%
Jackups	87%	86%	88%

Total	86%	82%	86%

Average Day Rates(2)

Floaters	$425,278	$466,662	$428,734
Jackups	144,139	134,634	147,052

Total	$243,902	$243,171	$242,781

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Investor & Media Contacts
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or

Nick Georgas, 713-430-4490
Senior Manager - Investor Relations

or

Thao Pham, 713-430-4658
Manager - Communications